Exhibit 10.16

CONVERTIBLE LOAN AGREEMENT

THIS CONVERTIBLE LOAN AGREEMENT (this “Agreement”) is made as of February 4, 2023 (the “Effective Date”) by and among Polyrizon Ltd., an Israeli Company number 513637025(the “Company”), and the lenders set forth in Schedule 1 (the “Lenders” and each a “Lender”).

The Lenders and the Company shall hereinafter be referred to severally as: a “Party” and collectively as: the “Parties”.

RECITALS

WHEREAS, the Company requires an infusion of funds in order to conduct its business activities; and

WHEREAS, each Lender is willing to make a loan available to the Company on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	Loan; Lenders.

1.1	Loan. Each Lender shall lend to the Company the amount set forth opposite its name on Schedule 1 hereto (the loans extended by all Lenders in addition to the Interest will be referred to hereunder as the “Loan”). Each Lender undertakes to provide the Loan no later than three (3) business days following the date of execution by such Lender of this Agreement;

1.2	Additional Lenders. The Company may add additional Lenders as parties to this Agreement from time to time until the lapse of six (6) months following the Effective Date. Each additional lender will add its signature to this Agreement, and thereupon shall become a party to this Agreement and shall be deemed to be a Lender under this Agreement. Schedule 1 hereto will be updated upon execution of this Agreement by any additional Lender.

1.3	Total Loan Amount. The total aggregate Loan amount under this Agreement shall not exceed $180,000, unless otherwise agreed by the Company and the Lenders who then extended a majority of the Loan amount (the “Majority Lenders”).

2.	Interest

2.1	The Loan shall bear simple interest at an annual rate of 4% (four percent) (the “Interest”).

2.2	The Interest shall be paid per annum on a semi-annual basis as of the Effective Date.

2.3	The Interest shall be calculated from the Effective Date.

3.	Repayment & Conversion

3.1	Automatic Conversion. In the event that the Company issues securities in a Qualified Financing (as defined below), then the entire Loan and all Interest accrued thereon shall automatically convert into such number of shares of the Company, of the same class as shall be issued in such transaction at a price per share equal to the price per share paid in the Qualified Financing minus the Discount, rounded up to the nearest whole number, and the Lenders will receive the same rights and protections granted to the investors at the Qualified Financing.

“Qualified Financing” shall mean a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares at a fixed pre-money valuation, in which the aggregate proceeds to the Company are at least US $500,000 (excluding conversion of any outstanding loans).

“Discount” shall mean twenty percent (20%).

3.2	Optional Conversion. In the event that the Company issues securities in a Financing (as defined below), then, at the request of a Lender, made at Lender’s sole discretion by providing a written notice to the Company at least 7 business days prior to the closing of such Financing , the entire Loan and any Interest accrued thereon shall convert into such number of shares of the Company, of the same class as shall be issued in such Financing transaction at a price per share equal to the price per share paid in the Financing minus the Discount, rounded up to the nearest whole number, and such Lender will receive the same rights and protections granted to the investors at the Financing.

As used herein, “Financing” shall mean a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares at a fixed pre-money valuation, which does not qualify as Qualified Financing.

3.3	Notice. The Company shall notify the Lenders of a Qualified Financing or a Financing in a written notice of at least fifteen (15) days prior to the final closing of a Qualified Financing, a Financing or an Exit Event (as defined below).

3.4	Conversion upon Maturity Date. If the Loan (and the accrued Interest thereon) has not been repaid or converted prior to the lapse of six (6) months following the Effective Date (the “Maturity Date”), at the Maturity Date, at the request of a Lender, made at Lender’s sole discretion, the entire Loan and the accrued Interest thereon shall be converted into such number of the most senior class of shares of the Company then outstanding, equal to the Loan and any Interest accrued thereon, divided by the lowest price per share actually paid to the Company since August 1, 2021, for such most senior class of shares of the Company then outstanding, discounted by the Discount, rounded up to the nearest whole number. The closing of such conversion shall occur within 14 days of the Maturity Date and subject to receiving a notice requesting the conversion as aforesaid.

3.5	Mechanics of Conversion.

3.5.1.	The Company shall, immediately upon any conversion of the Loan, issue and allot to each Lender such number and class of the shares to which such Lender shall be entitled upon conversion of the Loan pursuant to the terms of this Agreement.

Repayment upon an EXIT Event. In the event that either (a) a consolidation, merger or reorganization of the Company with or into, or a sale of all or substantially all of the Company’s assets, or a majority of the Company’s issued and outstanding share capital, to, any person or entity, other than a wholly-owned subsidiary of the Company, excluding a transaction in which shareholders of the Company prior to the transaction will maintain voting control of the resulting entity after the transaction; or (b) any transaction resulting in all or substantially all of the Company’s assets being sold, transferred or exclusively licensed (c) an initial public offering of the Company’s shares (collectively, an “Exit Event”), should occur prior to the conversion of the Loan, then immediately following the closing of the Exit Event, the Company shall repay each Lender an amount equal to the Loan amount extended by it to the Company and any Interest accrued thereon.

4.	Event of Default. Notwithstanding anything herein to the contrary, the entire Loan and the accrued Interest thereon shall become immediately due and payable to the Lenders upon the occurrence of an Event of Default. For the purposes of this Agreement, an “Event of Default” shall be deemed to exist upon the occurrence of any of the following: (i) the commission of any act of liquidation or dissolution by the Company; (ii) the execution by the Company of a general assignment for the benefit of creditors; (iii) the filing against the Company of any petition for liquidation or any petition for relief under the provisions of any applicable legislation for the relief of debtors and the continuation of such petition without dismissal for a period of sixty (60) days or more; (iv) the temporary or permanent appointment of a receiver, trustee or liquidator to take possession of a substantial portion of the property or assets of the Company without dismissal for a period of sixty(60) days or more; (v) a petition of voluntary liquidation is filed by the Company. The Company shall upon the occurrence of an Event of Default, promptly inform the Lenders of the occurrence of any Event of Default.

5.	Representations and Warranties of the Company.

The Company hereby represents and warrants to the Lenders, and acknowledges that the Lenders are entering into this Agreement in reliance thereon, that as of the date hereof:

5.1	Organization. The Company is duly organized, validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. The Company has all requisite power and authority to execute and deliver this Agreement. The Company does not require franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted, other than those which it has already obtained.

5.2	Authorization; Approvals. All corporate action on the part of the Company necessary for the authorization, execution, delivery, and performance of all of Company’s obligations under this Agreement has been taken. This Agreement, when executed and delivered by or on behalf of the Company, shall constitute the valid and legally binding obligations of the Company, legally enforceable against the Company in accordance with its terms.

5.3	Governmental Consents. The Company is not required to obtain any consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority, required on the part of the Company in connection with the valid execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby. There is no order, writ, injunction or decree of any court, government or governmental agency affecting the Company or any of its businesses, assets or interests, in a material adverse manner.

5.4	Issuance of Shares upon Conversion. The shares issuable upon conversion of the Loan (and any Interest accrued thereon) or any portion thereof, when issued, will be validly issued, fully paid and non-assessable and free and clear of restrictions on transfer, encumbrances and third party rights, and issued in compliance with all applicable laws.

6.	Representation and Warranties of the Lender.

Each Lender represents and warrants to the Company that:

6.1	If the Lender is a corporation, all corporate action on the part of the Lender necessary for the authorization, execution, delivery, and performance of all of Lender’s obligations under this Agreement has been taken. This Agreement, when executed and delivered by or on behalf of the Lender, shall constitute the valid and legally binding obligations of the Lender, legally enforceable against the Lender in accordance with its terms.

6.2	The Lender is providing the Loan to the Company for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with the distribution thereof.

6.3	The Lender has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of the transactions evidenced by this Agreement. The Lender hereby acknowledges that it had to the opportunity to ask questions pertaining to the Company, its business, financial status and prospects and has made an informed decision regarding its provision of the Loan hereunder.

7.	Miscellaneous.

7.1	Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

7.2	This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, excluding the body of law pertaining to conflict of law. Any disputes arising under or in relation to this Agreement shall be resolved exclusively by the competent courts of Tel-Aviv.

7.3	Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. None of the rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred any Lender without the prior consent in writing of the Company.

7.4	This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof. This Agreement supersedes all other agreements, understandings, consents, undertakings, representations, warranties, oral or written, exchanged or signed between the parties, whether prior to this date or thereafter, with respect to the subject matter hereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only by the execution of a written amendment to this Agreement to be signed by the Company and the Majority Lenders.

7.5	All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be sent mailed by registered or certified mail, postage prepaid, or by electronic mail, or otherwise delivered personally or by courier, to the respective addresses of the parties set out in Schedule 1 to this Agreement or to such other address, or to the attention of such other person, with respect to a party as such Party shall notify the other Parties in writing as above provided.

7.6	No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

7.7	If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

7.8	Each party hereto will bear its own fees and expenses in connection with the transactions contemplated hereby, whether or not such transactions shall be consummated.

7.9	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

7.10	Signatures which have been scanned and transmitted by electronic mail shall be deemed valid and binding for all purposes.

IN WITNESS WHEREOF the parties have signed this Convertible Loan Agreement in one or more counterparts as of the date first hereinabove set forth.

Polyrizon Ltd.		Lender’s Name: L.I.A. Pure Capital Ltd.

By:	/s/ Tomer Izraeli	By:	/s/ Kfir Silberman

Title:	CEO	Title:	CEO

Lender’s Name: Medigus Ltd.

By:	/s/ Liron Carmel

Title:	CEO

Schedule 1

Lender	Address	Loan Amount	Loan Extension Date
Medigus Ltd.	7A Industrial Park, P.O. Box 3030, Omer, 84965, Israel	$80,000
Reuven Srugo Construction Company Ltd.	Rehov Ein Hakoreh 10 7528910 Rishon Leziyon	$100,000